Exhibit 23.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Annual Report (Form 40-F) of Research In Motion Limited (the “Company”) for the year ended February 28, 2009 of our reports dated April 7, 2009 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.
We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-85294, 333-100684 and 333-150470) pertaining to the Company’s stock option plans of our reports dated April 7, 2009 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada,	/s/ Ernst & Young LLP
April 7, 2009.	Chartered Accountants Licensed Public Accountants